Exhibit 23


[KPMG Peat Marwick LLP Letterhead]








                           Independent Auditors' Consent
                           -----------------------------



The Board of Directors
Cheyenne Software, Inc. and Subsidiaries:


We consent to incorporation by reference in the Registration Statements
(No. 33-26340 and No. 33-43328) on Form S-3 and Registration Statement
(No. 33-74612) on Form S-8/S-3 of Cheyenne Software, Inc. and subsidiaries of our report dated August 18, 1995, relating to the consolidated balance sheets of Cheyenne Software, Inc. and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of earnings, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended June 30, 1995, which report appears in the June 30, 1995 annual report on Form 10-K of Cheyenne Software, Inc. and subsidiaries.

Our report contains an explanatory paragraph that states that the Company is a defendant in a class action lawsuit. The ultimate outcome of the litigation cannot presently be determined. The consolidated financial statements and financial statement schedule do not include any adjustment that might result from the outcome of that uncertainty.







                                        KPMG PEAT MARWICK LLP


Jericho, New York
September 15, 1995